Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1
(Form Type)

SIMPLICITY ESPORTS AND GAMING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid
Fees Previously Paid	Equity	Common stock, $0.0001 par value per share, underlying convertibles notes	457	(g)	11,782,913	(1)	$0.50	(2)	$5,891,457	0.0000927	$546.13
	Equity	Common stock, $0.0001 par value per share, underlying investor warrants to purchase common stock	457	(g)	2,267,897	(3)	$1.00	(4)	2,267,897	0.0000927	$210.23
	Equity	Common stock, $0.0001 par value per share	457	(c)	36,874	(5)	$1.975	(6)	72,826	0.0000927	$6.75
	Total Offering Amounts				14,087,684				$8,232,180		$763.12
	Total Fees Previously Paid										$2,584.64	(7)
	Total Fee Offsets										$—
	Net Fee Due										$0.00

(1)	Represents the issuance by the registrant of 11,782,913 shares of Common Stock that may be issued upon conversion of the outstanding principal amount and accrued interest thereon of convertible promissory notes (“Convertible Notes”) held by selling securityholders named in the prospectus that forms a part of this registration statement on Form S-1 (“Selling Securityholders”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of Common Stock.
(2)	Based on the conversion rate of the Convertible Notes of $0.50 per share of Common Stock in accordance with Rule 457(g) under the Securities Act.
(3)	Represents the issuance by the registrant of 2,267,897 shares of Common Stock that may be issued upon the exercise of 2,267,897 warrants (“Warrants”) held by Selling Securityholders which were issued in connection with the issuance of the Convertible Notes. Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of Common Stock.
(4)	Based on the exercise price of the Warrants of $1.00 per share of Common Stock in accordance with Rule 457(g) under the Securities Act.
(5)	Represents the resale of 36,874 shares of Common Stock by the Selling Securityholders. Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of Common Stock.
(6)	Estimated at 1.975 per share, the average of the high and low prices of the registrant’s common stock as reported on OTCQB tier of the OTC Market Group, Inc. on May 6, 2022 (a date within five business days prior to the initial filing of this post-effective amendment no. 1 to the registration statement), solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.
(7)	Previously paid $2,584.64 on October 1, 2021 upon the filing of the Registration Statement on the same date, accordingly no additional registration fee is required to be paid at this time.